TEMPLETON FUNDS, INC.

                             ARTICLES SUPPLEMENTARY


                  TEMPLETON FUNDS, INC., a Maryland corporation registered under the Investment Company Act of 1940 and having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  FIRST: The Board of Directors of the Corporation, at a meeting duly convened and held on December 6, 1993, adopted a resolution to increase the total number of Shares of stock which the Corporation shall have the authority to issue to ONE BILLION THREE HUNDRED FIFTY MILLION (1,350,000,000) Common Shares of the par value of ONE DOLLAR ($1.00) per Share and of the aggregate par value of ONE BILLION THREE HUNDRED FIFTY MILLION DOLLARS ($1,350,000,000). The Board of Directors also adopted a resolution classifying as "Foreign Fund Shares" 500,000,000 authorized and unissued Common Shares.

                  SECOND: Immediately prior to the effectiveness of the Articles Supplementary of the Corporation as hereinabove set forth, the Corporation had the authority to issue 850,000,000 Common Shares of the par value of $1.00 per Share and having an aggregate par value of $850,000,000, of which the Board of Directors had classified 600,000,000 Shares as World Fund Shares, and of which the Board of Directors had classified 250,000,000 Shares as Foreign Fund Shares. As amended hereby, the Corporation's Articles of

Incorporation authorize the issuance of 1,350,000,000 Common Shares of the par value of $1.00 per Share and having an aggregate par value of $1,350,000,000, of which the Board of Directors has classified 600,000,000 Shares as World Fund Shares and 750,000,000 Shares as Foreign Fund Shares. The preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the World Fund Shares and the Foreign Fund Shares, as set forth in the Articles of Incorporation of the Corporation as heretofore amended and supplemented, are not changed by these Articles Supplementary.

                  THIRD: The Shares of the Corporation authorized and classified pursuant to Article First of these Articles Supplementary have been so authorized and classified by the Board of Directors under the authority contained in the Charter of the Corporation. The total number of Shares of capital stock the Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

                  IN WITNESS WHEREOF, Templeton Funds, Inc. has caused these Articles Supplementary to be signed in its name on its behalf by its authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these

Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

Date:  February 16, 1994

                                                   TEMPLETON FUNDS, INC.



                                                   By:/s/ HAROLD F. MCELRAFT
                                                          Harold F. McElraft
                                                          Vice President

Attest:



/s/ THOMAS M. MISTELE
Thomas M. Mistele
Secretary






                                                                           - 3 -